EXHIBIT 99.1

PRESS RELEASE

For additional information, contact:
Jane Marsh, Chief Financial Officer
Belmont Bancorp.
(740)-699-3140

FOR RELEASE: July 28, 2004

SUBJECT: BELMONT BANCORP. REPORTS SECOND QUARTER EARNINGS

ST. CLAIRSVILLE, OHIO—Belmont Bancorp. (the “Company”), parent company of Belmont National Bank (the “Bank”), reported net income of $670,000, or $0.06 per common share, for the three months ended June 30, 2004, compared to $1,360,000, or $0.12 per common share, for the three months ended June 30, 2003. For the six months ended June 30, 2004, the Company earned $1,357,000, or $0.12 per common share, compared to $1,830,000, or $0.16 per common share for the six months ended June 30, 2003. During each period, the Company recorded a benefit related to its allowance for loan loss due to improvements in asset quality and loan loss recoveries. This benefit had a larger impact on earnings during the three months and six months ending June 30, 2003, when the Company recorded a loan loss benefit of $1,350,000 compared to a loan loss benefit of $175,000 for the three months and six months ending June 30, 2004.

Total loans increased 9.8% to $172.9 million at June 30, 2004 compared to $157.5 million at December 31, 2003. President and CEO Wilbur R. Roat said, “Although the mortgage banking business has slowed both nationally and at here at Belmont, we are on target to meet our commercial lending goals for 2004.”

Net interest income—the difference between interest income and interest expense—increased $254,000 for the second quarter of 2004 compared to the second quarter of 2003. For the six months ended June 30, 2004, net interest income increased $667,000. The Company’s net interest margin increased to 3.56% for the first half of 2004 compared to 3.41% for the first six months of 2003.

Other non-interest income declined $170,000 to $740,000 for the second quarter of 2004 compared to $910,000 for the comparable quarter of 2003; for the first six months of 2004, non-interest income declined $275,000 to $1,526,000 compared to $1,801,000 for the comparable period of 2003. The lower results in non-interest income for the first six months of 2004 resulted from a decline in gains on sale of loans to $56,000 for the first six months of 2004 from $293,000 during the comparable period of 2003 and from a decline in security gains to $104,000 for the first six months of 2004 from $243,000 during the comparable period of 2003.

Non-interest expense declined to $2,509,000 for the second quarter of 2004 compared to $2,550,000 for the second quarter of 2003. For the six months ended June 30, 2004, non-interest expense declined to $4,971,000 compared to $5,059,000 for the first six months of 2003.

During the second quarter of 2004, the Company announced an increase to its quarterly dividend to $.04 per share from $0.03 per share and also paid a special dividend payment of $0.40 per share totaling $4.4 million.

Belmont Bancorp. is a holding company with total assets of $301 million and Belmont National Bank offices in Bellaire, Bridgeport, Cadiz, Lansing, New Philadelphia, St. Clairsville, Schoenbrunn and Shadyside, Ohio, and in the Woodsdale and Elm Grove areas of Wheeling, West Virginia. The Bank also operates a loan production office in McMurray, Pennsylvania. Belmont Bancorp. stock trades in the SmallCap Market of NASDAQ under the symbol BLMT. The closing price of Belmont Bancorp. stock on July 27, 2004 was $5.70 per share. The book value of the Company’s stock at June 30, 2004 was $2.77.

Forward-looking Statements

In addition to historic information, this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than statements of historical fact, including statements regarding the Company’s expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in, or implied by, the forward looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, the Company disclaims any obligation to review or update these forward-looking statements to reflect events or circumstances as they occur. Readers should also carefully review any risk factors described in Company reports filed with the Securities and Exchange Commission.

($000s except share and per share amounts)
	June 30, 2004	December 31, 2003	June 30, 2003
Total assets	$301,135	$299,475	$294,522
Total loans	172,947	157,528	137,091
Allowance for loan losses	3,177	3,300	3,940
Nonperforming assets	2,002	1,931	3,766
Nonperforming assets as a % of total assets	0.66%	0.64%	1.28%
Allowance for loan loss as a % of nonperforming assets	158.69%	170.90%	104.62%
Total deposits	$231,550	$235,039	$231,889

Consolidated Capital Ratios
Tier 1 risk-based capital ratio	13.1%	15.4%	17.2%
Total risk-based capital ratio	14.4%	16.7%	18.5%
Tier 1 leverage ratio	8.7%	10.1%	10.5%

For the three months ended June 30		2004	2003
Net income		$670	$1,360
Income before income taxes		909	1,959
Provision (benefit) for loan losses		(175)	(1,350)
Basic and diluted earnings per common share		$0.06	$0.12
Cash dividend per share		$0.44	$0.00
Weighted average shares outstanding:
Basic		11,110,174	11,108,584
Diluted		11,220,049	11,187,358
Net interest margin		3.56%	3.41%

For the six months ended June 30		2004	2003
Net income		$1,357	$1,830
Income before income taxes		1,856	2,551
Provision (benefit) for loan losses		(175)	(1,350)
Basic and diluted earnings per common share		$0.12	$0.16
Cash dividend per share		$0.47	$0.00
Weighted average shares outstanding:
Basic		11,109,538	11,108,494
Diluted		11,216,691	11,181,882
Net interest margin		3.68%	3.43%